Exhibit 5

[Sara Lee Corporation Letterhead]

November 28, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Sara Lee Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

I am Assistant General Counsel and Assistant Secretary of Sara Lee Corporation (the “Company”). In that capacity, I am familiar with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 5,000,000 shares (the “Shares”) of the Company’s issued and outstanding shares of common stock, $.01 par value, to be offered to participants of the Sara Lee Corporation Direct Investment Plan (the “Plan”), as described in the Registration Statement.

I am also familiar with the Articles of Restatement of Charter and the Bylaws of the Company, as amended to date, and all supplements or amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

In this connection, I have examined or caused to be examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and others as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein which were not independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others. Based upon the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Maryland.

2. The Shares to be offered pursuant to the Plan have been duly authorized and, when the Registration Statement shall have been declared effective under the Act and when each Share shall have been sold by the Company in accordance with the terms and conditions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

Securities and Exchange Commission

November 28, 2008

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue-sky laws of the various states to the sale of the Shares.

This opinion is limited to the General Corporation Law of the State of Maryland. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions, expressed above, including any changes in applicable law that may hereafter occur.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Helen N. Kaminski,
Assistant General Counsel, Corporate & Securities, and Assistant Secretary